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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2072 DATED 31 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ 14,232,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013 CURRENTLY TOTALING A$3,803,220,000.00 (A$2,252,152,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.   (i)   Issuer:                             Queensland Treasury Corporation

     (ii)  Guarantor:                          The Treasurer on behalf of the
                                               Government of Queensland

2.         Benchmark line:                     2013
                                               (to be consolidated and form a
                                               single series with QTC 6% Global
                                               A$Bonds due 14
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                                               August 2013, ISIN US748305BD00)

3.         Specific Currency or Currencies:    AUD ("A$")

4.   (i)   Issue price:                        106.999%

     (ii)  Dealers' fees and commissions       No fee or commission is payable
           paid by Issuer:                     in respect of the issue of the
                                               bond(s) described in these final
                                               terms (which will constitute a
                                               "pricing supplement" for purposes
                                               of any offers or sales in the
                                               United States or to U.S.
                                               persons). Instead, QTC pays fees
                                               and commissions in accordance
                                               with the procedure described in
                                               the QTC Offshore and Onshore
                                               Fixed Interest Distribution Group
                                               Operational Guidelines.

5.         Specified Denominations:            A$1,000

6.   (i)   Issue Date:                         02 January 2009

     (ii)  Record Date (date on and from       6 February / 6 August.  Security
           which security is Ex-interest):     will be ex-interest on and from 7
                                               February / 7 August.

     (iii) Interest Payment Dates:             14 February / 14 August

7.         Maturity Date:                      14 August 2013

8.         Interest Basis:                     6 per cent Fixed Rate

9.         Redemption/Payment Basis:           Redemption at par

10.        Change of Interest Basis or         Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:                Senior and rank pari passu with
                                               other senior, unsecured debt
                                               obligations of QTC

     (ii)  Status of the Guarantee:            Senior and ranks pari passu with
                                               all its other unsecured
                                               obligations

12.        Method of distribution:             Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:                6 per cent per annum payable
                                               semi-annually in arrears

     (ii)  Interest Payment Date(s):           14 February and 14 August in each
                                               year up to and including the
                                               Maturity Date

     (iii) Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount
           (Applicable to bonds in
           definitive form)

     (iv)  Determination Date(s):              Not Applicable

     (v)   Other terms relating to the         None
           method of calculating interest
           for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:            A$1,000 per bond of A$1,000
                                               Specified Denomination
                                               (NB:  If the Final Redemption
                                               Amount is other than 100 per
                                               cent. of the nominal value the
                                               bonds will be derivative
                                               securities for the purposes of
                                               the Prospectus Directive and the
                                               requirements of Annex XII to the
                                               Prospectus Directive Regulation
                                               will apply and the Issuer will
                                               prepare and publish a supplement
                                               to the Prospectus)

15.        Early Redemption Amount(s)          Not Applicable
           payable on redemption for
           taxation reasons or on event of
           default and/or the method of
           calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                      Permanent Global Note not
                                               exchangeable for Definitive Bonds

17.        Additional Financial Centre(s) or   Not Applicable
           other special provisions relating
           to Payment Dates:

18.        Talons for future Coupons or        No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special conditions:  Not Applicable

                                               (When adding any other final
                                               terms consideration should be
                                               given as to whether such terms
                                               constitute "significant new
                                               factors" and consequently trigger
                                               the need for a supplement to the
                                               Prospectus under Article 16 of
                                               the Prospectus Directive)

DISTRIBUTION

20.  (i)   If syndicated, names and            Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:           30 December 2008

     (iii) Stabilizing Manager(s) (if any):    Not Applicable

21.        If non-syndicated, name and         National Australia Bank Ltd
           address of relevant Dealer:         255 George Street
                                               Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules    TEFRA Not Applicable
           applicable or TEFRA rules not
           applicable:

23.        Non exempt Offer                    Not Applicable

                                               (N.B. Consider any local
                                               regulatory
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                                               requirements necessary to be
                                               fulfilled so as to be able to
                                               make a non-exempt offer in
                                               relevant jurisdictions. No such
                                               offer should be made in any
                                               relevant jurisdiction until those
                                               requirements have been met.
                                               Non-exempt offers may only be
                                               made into jurisdictions in which
                                               the base prospectus (and any
                                               supplement) has been
                                               notified/passported.)

24.        Additional selling restrictions:    Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i) Listing                             Bourse de Luxembourg.

       (ii) Admission to trading:              Application has been made by the
                                               Issuer (or on its behalf) for the
                                               bonds to be admitted to trading
                                               on the regulated market of the
                                               Bourse de Luxembourg with effect
                                               from the Issue Date.

                                               (Where documenting a fungible
                                               issue need to indicate that
                                               original securities are already
                                               admitted to trading.)

2.     RATINGS

       Ratings:                                The bonds to be issued have been
                                               rated:

                                               S&P:     AAA
                                               Moody's: Aaa

                                               An obligation rate 'AAA' by S&P
                                               has the highest credit rating
                                               assigned by Standard & Poor's.
                                               The obligor's capacity to meet
                                               its financial commitment on the
                                               obligation is extremely strong.

                                               Obligations rated 'AAA' by
                                               Moody's are judged to be of the
                                               highest quality with minimal
                                               credit risk.

                                               A credit rating is not a
                                               recommendation to buy, sell or
                                               hold securities and may be
                                               revised or withdrawn by the
                                               rating agency at any time. Each
                                               rating should be evaluated
                                               independently of any other
                                               rating.

                                               (The above disclosure should
                                               reflect the rating allocated to
                                               bonds issued under the bond
                                               facility generally or, where the
                                               issue has been specifically
                                               rated, that rating.)

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                  See "Use of Proceeds" section in
                                               the prospectus supplement--if
                                               reasons for offer different from
                                               making profit and/or hedging
                                               certain risks will need to
                                               include those reasons here.

(ii)   Estimated net proceeds:                 Not Applicable.

                                               (If proceeds are intended for
                                               more than
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                                               one use will need to split out
                                               and present in order of priority.
                                               If proceeds insufficient to fund
                                               all proposed uses state amount
                                               and sources of other funding.)

(iii)  Estimated total expenses:               Not Applicable.

                                               [Expenses are required to be
                                               broken down into each principal
                                               intended "use" and presented in
                                               order of priority of such
                                               "uses".]

5.     YIELD

       Indication of yield:                    4.85%

                                               Calculated as 7 basis points less
                                               than the yield on the equivalent
                                               A$ Domestic Bond issued by the
                                               Issuer under its Domestic A$ Bond
                                               Facility on the Trade Date. The
                                               yield is calculated at the Trade
                                               Date on the basis of the Issue
                                               Price. It is not an indication of
                                               future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                              US748305BD00

(ii)   Common Code:                            014569359

(iii)  CUSIP Code:                             748305BD0

(iv)   Any clearing system(s) other than       Not Applicable
       Depositary Trust Company, Euroclear
       Bank S.A./N.V. and Clearstream
       Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                               Delivery free of payment

(vi)   Names and addresses of additional       [_____]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                            Not applicable

(ii)   [Conditions to which the offer is       Not applicable
       subject;]

(iii)  [Description of the application         Not applicable
       process;]

(iv) [Details of the minimum and/or maximum Not applicable amount of application;]

(v)    [Description of possibility to reduce   Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

(vi) [Details of the method and time limits Not applicable for paying up and delivering the bonds;]

(vii)  [Manner in and date on which results    Not applicable
       of the offer are to be made public;]
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(viii) [Procedure for exercise of any right    Not applicable
       of pre-emption, negotiability of
       subscription rights and treatment of
       subscription rights not exercised;]

(ix)   [Categories of potential investors to   Not applicable
       which the bonds are offered and
       whether tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to            Not applicable
       applicants of the amount allotted and
       the indication whether dealing may
       begin before notification is made;]

(xi)   [Amount of any expenses and taxes       Not applicable
       specifically charged to the subscriber
       or Purchaser;]

(xii)  [Name(s) and address(es), to the        None
       extent know to the Issuer, of the
       placers in the various countries where
       the offer takes place.]
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